CONSENT OF INDEPENDENT AUDITORS




We consent to the inclusion in Amendment 3 to Form SB-2 being filed under the Securities Exchange Act of 1933 by Bio-Aqua Systems, Inc. of our report dated February 26, 1999, relating to our audits of the combined financial statements of Bio-Aqua Systems, Inc. as of December 31, 1998 and 1997 and appearing in the aforementioned Amendment 3 to Form SB-2.




SPEAR, SAFER, HARMON & CO.
Certified Public Accountants


Miami, Florida
August 24, 1999